                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.    )



Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)240.14a-12


                         Hollywood Casino Corporation
      ------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                         Hollywood Casino Corporation
      ------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:


[_] check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:
                                ------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
                                                      --------------------
     3)  Filing Party:
                      ----------------------------------------------------
     4)  Date Filed:
                    ------------------------------------------------------

                         HOLLYWOOD CASINO CORPORATION

                        Two Galleria Tower, Suite 2200
                            13455 Noel Road, LB 48
                             Dallas, Texas  75240

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1999


To the Stockholders of
 Hollywood Casino Corporation

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hollywood Casino Corporation (the "Company") will be held at the Westin Hotel, 13340 Dallas Parkway, in the City of Dallas, Texas 75240 on the 26th day of May 1999, at 10:30 a.m. (local time) for the following purposes:

    1. To elect three (3) directors to hold office until their respective successors have been duly elected and qualified.

    2. To ratify the appointment of Deloitte & Touche LLP as the independent public accountants of the Company for fiscal year 1999.

    3. To approve an amendment to the Hollywood Casino Corporation 1996 Long-Term Incentive Plan.

    4. To transact any and all other business that may properly come before the meeting.

    The Board of Directors has fixed the close of business on April 16, 1999 as the Record Date to determine which stockholders are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the meeting.

    YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. THE COMPANY WILL RETURN YOUR PROXY TO YOU IF YOU ATTEND THE ANNUAL MEETING AND REQUEST THAT IT BE RETURNED OR IF YOU REQUEST THAT IT BE RETURNED AS DESCRIBED ON THE NEXT PAGE. YOUR PROMPT RESPONSE WILL REDUCE THE TIME AND EXPENSE OF PROXY SOLICITATION.

                                    BY ORDER OF THE BOARD OF DIRECTORS,


                                     William D. Pratt, Secretary

Dallas, Texas
April 28, 1999

                         HOLLYWOOD CASINO CORPORATION

                        Two Galleria Tower, Suite 2200
                            13455 Noel Road, LB 48
                             Dallas, Texas  75240

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1999

                    SOLICITATION AND REVOCATION OF PROXIES

   This Proxy Statement and the accompanying Proxy are being mailed to the stockholders of Hollywood Casino Corporation (the "Company") on or about April 28, 1999, in connection with the solicitation of Proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held on May 26, 1999 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting.

   The accompanying Proxy form is designed to permit you, as a holder of the Company's voting common stock ("Common Stock"), to vote for or withhold voting for any or all of the nominees for election as directors of the Company listed under Proposal 1 and to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When your executed and dated proxy card specifies a choice with respect to a voting matter, your shares will be voted accordingly. If you do not specify a choice, the Proxy will be voted by those persons named in the Proxy at the Annual Meeting FOR the election of the nominees specified under the caption "Election of Directors" in Proposal 1 and FOR the actions specified in Proposals 2 and 3.

   The Company encourages you to attend its annual meeting. Mailing your Proxy does not prevent you from voting in person if you so desire. Any stockholder of the Company completing a Proxy has the right to revoke his or her Proxy at any time prior to the voting. Revocation of your proxy may be done either in person at the Annual Meeting or by giving written notice to the Company addressed to Mr. William D. Pratt, Secretary, Hollywood Casino Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240. No revocation will be effective, however, unless it is received by the Company at or prior to the Annual Meeting.

   In addition to the solicitation of Proxies by use of the mail, officers and regular employees of the Company may solicit the return of Proxies by personal interview, telephone or other electronic means. Officers and employees will not be additionally compensated, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of stock. The cost of preparing, printing, assembling, and mailing the Notice of Annual Meeting, this Proxy Statement, the enclosed Proxy form and any additional material as well as the cost of forwarding solicitation material to the beneficial owners of stock and other solicitation costs will be paid for by the Company.

                            PURPOSES OF THE MEETING

   At the Annual Meeting, the stockholders of the Company will consider and vote on the following matters:

   1. The election of three (3) directors to hold office until their respective successors have been duly elected and qualified.

   2. Ratification of the appointment of Deloitte & Touche as the independent public accountants of the Company for fiscal year 1999.

   3. Approval of an amendment to the Hollywood Casino Corporation 1996 Long-Term Incentive Plan.

   4. Any other matters as may properly come before the meeting.


                   VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

General

   The Board of Directors of the Company has fixed the close of business on April 16, 1999 as the record date (the "Record Date") for the Annual Meeting. Only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any postponment or adjournment. On the Record Date there were 24,949,976 shares of Common Stock issued and outstanding, all of which are entitled to vote. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. Holders of record of the Company's Common Stock as of the Record Date will be entitled to one (1) vote per share on all matters to be acted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for certain nominees for director. Abstentions are counted for purposes of determining a quorum to conduct business, but are ignored in vote tabulation, thereby increasing the number of votes necessary to approve any proposal. The inspectors of election will treat any shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and for which they have received no instructions from the beneficial owners or persons entitled to vote ("broker non-votes") as shares that are present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the Proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters). Broker non-votes will have no effect on determining the outcome of the election of directors, the proposal to ratify the appointment of the accountants or the proposal to approve the amendment to the incentive plan.

   All shares of Common Stock will vote as a single class. Neither the Company's Certificate of Incorporation nor its Bylaws provide for cumulative voting rights.

Regulation

   Holders of Class A Common Stock may be subject to certain regulatory restrictions on ownership. The Illinois Gaming Board, Mississippi Gaming Commission and Louisiana Gaming Control Board may require persons holding Class A Common Stock to be investigated and licensed or found suitable to hold such stock. The gaming laws and regulations of other jurisdictions in which the Company may seek or obtain licenses may also contain restrictions on the ability of a person or group to acquire or hold Class

A Common Stock or may require regulatory approval. Finally, the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States, as defined therein, from holding a total of more than 25% of the outstanding shares of Class A Common Stock. A holder of Class A Common Stock who cannot legally hold such shares, or who exposes the Company to a risk of loss of a license or other regulatory risks, may be required to sell his or her shares of Class A Common Stock to a qualified buyer or to the Company at the price prescribed by law or, if no price is prescribed, at the fair market value as defined in the Company's Certificate of Incorporation.

Security Ownership of Certain Beneficial Owners

   Based on filings with the Securities and Exchange Commission, no one other than certain directors of the Company is known who beneficially owned more than 5% of the outstanding Common Stock as of the Record Date.

Security Ownership of Management

   The following table presents the number of shares of Common Stock beneficially owned by each director and executive officer named under the caption "Remuneration of Directors and Executive Officers" and by all current directors and named officers of the Company as a group as of the Record Date:

                                   Shares of     Percentage of
                                  Common Stock   Outstanding
                                  Beneficially      Common
Beneficial Owner                   Owned (a)        Stock
----------------                 --------------  ------------
Jack E. Pratt..................   8,219,377 (b)         32.4%
Edward T. Pratt, Jr............   1,091,544              4.4%
William D. Pratt...............   1,354,447 (c)          5.4%
Edward T. Pratt III............   2,822,525 (d)         11.1%
Paul C. Yates..................     160,000 (e)            *
Theodore H. Strauss............      20,500 (f)            *
James A. Colquitt..............      17,500 (f)            *
Oliver B. Revell III...........      15,000 (f)            *
All directors and officers as
  a group (9 individuals)......  13,727,893 (g)         52.9%

____________________________

*   Less than 1%

(a) Except as otherwise described, each individual has the sole power to vote and dispose of the Common Stock beneficially owned by him.

(b) Beneficial ownership is attributable to the following: (i) C. A. Pratt Partners, Ltd., a Texas limited partnership of which Jack E. Pratt is the General Partner, owns 1,642,001 shares (6.6%) of the outstanding stock of the Company, (ii) the MEP Family Partnership and the CLP Family Partnership, both Texas general partnerships for which Mr. Pratt is the Managing General Partner, own 14,000 and 7,000 shares, respectively, less than 1% of the outstanding stock of the Company, (iii) 1,079,632 shares (4.3%) of the outstanding stock of the Company owned of record by adult children of Mr. Pratt and subject to a proxy giving him the right to vote such shares and prohibiting the transfer of such shares without his approval and (iv) 975,134 shares (3.9%) of the outstanding common stock of the Company held by Mr. Pratt as custodian for his minor children. Also includes options to purchase 450,000 shares of common stock of the Company exercisable within 60 days under the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan").

(c) Beneficial ownership is attributable to the following: (i) 381,088 shares (1.5%) of the outstanding stock of the Company owned of record by adult children of Mr. Pratt and subject to a proxy giving him the right to vote such shares and prohibiting the transfer of such shares without his approval and (ii) WDP Jr. Family Trust, for which Mr. Pratt is the Managing Trustee, owns 200,294 shares, less than 1% of the outstanding stock of the Company.

(d) Beneficial ownership is attributable to 1,438,812 shares (5.8%) of the outstanding stock of the Company owned of record by siblings of Mr. Pratt and subject to a proxy giving him the right to vote such shares and prohibiting the transfer of such shares without his approval. Also includes options to purchase 450,000 shares of Common Stock of the Company exercisable within 60 days under the 1996 Plan.

(e) Includes options to purchase 50,000 shares of Common Stock of the Company exercisable within 60 days under the 1996 Plan.

(f) Includes 17,500 shares of Common Stock of the Company each for Mr. Strauss and Mr. Colquitt and 15,000 shares of Common Stock of the Company for Mr. Revell subject to options exercisable within 60 days of the date hereof under the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the "Directors' Plan").

(g) Includes 1,005,000 shares of Common Stock of the Company subject to options exercisable within 60 days.


                             ELECTION OF DIRECTORS

    The Amended and Restated Articles of Incorporation of the Company provide that the Board of Directors shall consist of at least three (3) members and that the number of directors may be determined by resolution of the Board of Directors at any meeting. By action of the Board of Directors, the number of directors comprising the Board of Directors has been set at seven (7). The Board of Directors is divided into three classes of approximately equal size, and directors are elected for staggered three-year terms. The class standing for reelection at the Company's annual stockholders meeting in 1999 consists of Jack
E. Pratt, Edward T. Pratt III and Theodore H. Strauss; 2000 consists of James A. Colquitt and Oliver B. Revell III; and 2001 consists of Edward T. Pratt, Jr. and William D. Pratt.

    Unless otherwise directed, the persons appointed by your Proxy will vote your shares for the election of the nominees listed in the table below as directors of the Company:

                            Year First
                             Became a
Name and Age                 Director   Present Offices Held in the Company
--------------------------  ----------  -----------------------------------
Jack E. Pratt (72)                1990  Chief Executive Officer and
  Chairman of the Board

Edward T. Pratt III (43)          1992  President, Chief Operating Officer
                                        sand Director

Theodore H. Strauss (74)          1993  Director

   The Board of Directors does not believe that any of the nominees for director will refuse or be unable to accept election or be unable to serve as a director of the Company. Should any nominee become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons appointed by your Proxy will vote your shares for the election of other individual(s) as may be nominated or designated by the Board of Directors. Each nominee, so far as the Board can determine, is willing to serve and intends to serve the entire term if elected. If elected as a director of the Company, each director will hold office until his successor has been elected and qualified.

Business Experience for Past Five Years

   The following information summarizes the business experience during at least the past five years of each person nominated to be a director of the Company:

   Jack E. Pratt has been Chief Executive Officer and Chairman of the Board of the Company since 1993. From 1990 to May 1995, he also served as President of the Company. Mr. Pratt also served for more than five years prior to his resignation from such positions on January 2, 1998 as Chairman of the Board of Directors and Chief Executive Officer of Greate Bay Casino Corporation ("GBCC"), which until December 31, 1996, was an approximately 80% owned subsidiary of the Company. Mr. Pratt served as Chairman of the Board of Directors and Chief Executive Officer of GB Holdings, Inc. and Greate Bay Hotel and Casino, Inc. ("GBHC") and as Chairman of the Board of Directors, President and Chief Executive Officer of GB Property Funding Corp. until his resignation from such positions on January 2, 1998. On January 5, 1998, these three subsidiaries of GBCC filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey.

   Edward T. Pratt III has served on the Board of Directors of the Company since 1992. From 1992 to July 1993, he served as Vice President of the Company; from July 1993 to May 1995, he served as Executive Vice President of the Company; and in May 1995, Mr. Pratt was elected President and Chief Operating Officer of the Company. Mr. Pratt served as Executive Vice President-Development and Corporate Affairs of GBCC for more than five years until November 1995 when he was elected President and Chief Operating Officer of GBCC. He also served until his resignation from such positions on January 2, 1998 as President, Chief Operating Officer and a director of GB Holdings, Inc. and as Executive Vice President and a director of GB Property Funding Corp. On January 5, 1998, these GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

   Theodore H. Strauss has served on the Board of Directors of the Company since 1993. Mr. Strauss has been a Senior Managing Director of Bear, Stearns & Co. Inc., a leading national investment banking firm, for more than five years. He also serves on the Board of Directors of Clear Channel Communications, Inc. and Sizeler Property Investors, Inc. It is anticipated that Bear, Stearns & Co. Inc. will perform services on behalf of the Company in the current year.


Required Vote

   Assuming the presence of a quorum, the holders of at least of a plurality of the issued and outstanding shares of Common Stock present, either in person or by proxy, at the Annual Meeting must vote in favor in order to elect a director. The Directors have informed the Company that they intend to vote all of their shares of Common Stock in favor of the nominees, and, because the Directors own or beneficially own 52.3% of the outstanding Common Stock, election of the nominees is assured.

Recommendation

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

Board Meetings and Committees

   Non-employee directors of the Company receive an annual fee of $50,000 for service on the Board of Directors. They also receive stock option grants described under the caption "Remuneration of Directors and Executive Officers - Stock Option Plans - The Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan" below. The Board of Directors of the Company held four regular and five special meetings during the year ended December 31, 1998. All directors attended at least 75% of meetings of the Board of Directors and its committees for which they were eligible to serve.

   The Board of Directors of the Company has Audit, Compensation and Stock Option Committees, but does not have a standing nominating committee. The Board of Directors does not have a nominating committee because the Board of Directors as a whole functions in this capacity. The Board of Directors will consider nominees recommended by a stockholder. The Company's Certificate of Incorporation provides that a stockholder may nominate a director at the Annual Meeting if written notice is delivered to the Company by the tenth day following the date the Notice of the Annual Meeting was mailed. No additional compensation or fees are paid to directors for attending Audit, Compensation and Stock Option Committee meetings.

   Audit Committee. The Audit Committee has the duty to (i) recommend annually to the Board of Directors the independent public accountants to be engaged to audit the books, records and accounts of the Company for the ensuing year; (ii) arrange the details for the engagement of the independent public accountants, including the amount they will be paid; (iii) review with the Company's independent public accountants, as well as the Company's controller and other appropriate personnel, the Company's general policies and procedures with respect to audits and accounting and financial controls and the general accounting and reporting principles that should be applied in preparing the Company's financial statements; (iv) meet with the independent public accountants as required and review with them the Company's interim and year-end financial statements, any certification, report or opinion that the independent public accountants propose to render in connection with such statements, and any other appropriate matter; and (v) report to the Board of Directors and take action on such matters as the Board of Directors may direct it to take. The Audit Committee is comprised of James A. Colquitt, Oliver B. Revell III and Edward T. Pratt, Jr. The Audit Committee met five times during 1998.

   Compensation Committee. The Compensation Committee of the Board of Directors has the duty to review the compensation of the Company's executive officers.
The Compensation Committee is comprised of William D. Pratt, James A. Colquitt and Theodore H. Strauss. The Compensation Committee met three times during 1998. The report of the Compensation Committee appears in this Proxy Statement under the heading "Remuneration of Directors and Executive Officers."

   Stock Option Committee. The Stock Option Committee of the Board of Directors has the duty to review the granting of stock options to key officers and employees of the Company. The Stock Option Committee is comprised of Theodore
H. Strauss and James A. Colquitt. The Stock Option Committee met twice during 1998.

Family Relationships.

   Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt are brothers (the "Pratt Brothers"). Edward T. Pratt III, President and Chief Operating Officer of the Company, is the son of Edward T. Pratt, Jr. There is no other family relationship between any of the directors and any executive officers of the Company or its subsidiaries or affiliates.

Certain Relationships

   See "Transactions with Management" for certain transactions between directors and the Company or its subsidiaries or affiliates.


                                  MANAGEMENT

   Certain information is set forth below concerning the directors, executive officers and certain key employees of the Company. For a discussion of other activities of certain of the directors and officers and certain entities with which they are affiliated, see "Transactions with Management."

                  Name                    Age                   Position
                  ----                    ---                   --------
Jack E. Pratt (1).......................   72  Chief Executive Officer and Chairman of the Board
                                               of Directors of the Company

Edward T. Pratt, Jr. (2)................   75  Vice President, Treasurer and Vice Chairman of
                                               the Board of Directors of the Company

William D. Pratt (3)....................   70  Executive Vice President, Secretary, General
                                               Counsel and Director of the Company

Edward T. Pratt III (1).................   43  President, Chief Operating Officer and Director of
                                               the Company

James A. Colquitt (4)...................   80  Director of the Company

Theodore H. Strauss (1).................   74  Director of the Company

Oliver B. Revell III (5)................   60  Director of the Company

Paul C. Yates (6).......................   37  Executive Vice President and Chief Financial
                                               Officer of the Company

Charles F. LaFrano III (7)..............   44  Vice President of Finance of the Company

----------------------------

(1) See "Election of Directors - Business Experience for Past Five Years" for certain information with respect to Jack E. Pratt, Edward T. Pratt III and Theodore H. Strauss.

(2) Edward T. Pratt, Jr. has held his positions with the Company since 1990 and has served for more than five years as Treasurer and Vice Chairman of the Board of Directors of GBCC. Mr. Pratt also served until his resignation from such positions on January 2, 1998 as Vice Chairman of the Board of Directors of GB Holdings, Inc. and of GB Property Funding Corp. and as a Director of GBHC.

    On January 5, 1998, these three GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey.

(3) William D. Pratt has held his positions with the Company since 1990 and has served as Executive Vice President, Secretary, General Counsel and Director of GBCC for more than five years. Mr. Pratt also served until his resignation from such positions on January 2, 1998 as Executive Vice President, General Counsel and Secretary of GB Holdings, Inc. and of GB Property Funding Corp. and as a director of GBHC. On January 5, 1998, these three GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

(4) James A. Colquitt is self-employed as an insurance consultant and was elected to the Board of Directors of the Company in December 1995. Until 1983, Mr. Colquitt was Chairman of the Board of Colquitt, Owens & Stephens, a general insurance agency based in Marietta, Georgia. From 1986 until November 1995, Mr. Colquitt served on the Board of Directors of GBCC.

(5) Oliver B. Revell III was elected to fill an existing vacancy on the Board of Directors on September 12, 1997. Mr. Revell has been President of Revell Group International, a security consulting business, since September 1994. From May 1991 until September 1994, Mr. Revell was a Special Agent in Charge for the Federal Bureau of Investigation.

(6) Paul C. Yates has served as Executive Vice President and Chief Financial Officer of the Company since May 1998. Prior to August 1997, Mr. Yates served as managing director with Bear, Stearns & Co. Inc. for a period of more than five years. It is anticipated that Bear, Stearns & Co. Inc. will perform services on behalf of the Company in the current year.

(7) Charles F. LaFrano III has served as Vice President of Finance of the Company since 1994 and has served as Vice President of GBCC for more than five years. Mr. LaFrano also served until his resignation from such positions on January 2, 1998 as Vice President and Assistant Secretary of GB Holdings, Inc. and GB Property Funding Corp. On January 5, 1998, these GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

    Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors, officers and certain stockholders to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely on reviews of these filings furnished to the Company during the year ended December 31 1998 and through March 31, 1999, the Company has determined that Edward T. Pratt III and William D. Pratt were each late once in filing a statement of change in beneficial ownership in each case involving a total of one transaction.

               REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

   Summary of Cash and Certain Other Compensation

   The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company determined as of the end of the last fiscal year (hereafter referred to as the named executive officers) for the fiscal years ended December 31, 1998, 1997 and 1996.

                                                   Annual Compensation            Long-Term
                                          ------------------------------------   Compensation
                                                               Other Annual        Awards/       All Other
      Name and Principal Position   Year   Salary    Bonus    Compensation (1)     Options     Compensation (2)
      ---------------------------   ----  --------  --------  ----------------   ------------  ----------------
Jack E. Pratt (3)                   1998  $643,729  $170,208  $     -              150,000     $       19,270
  Chief Executive                   1997   643,235   228,476        -              150,000             33,920
  Officer and Chairman of the       1996   646,770         -     14,000            150,000            279,984
  Board of the Company

Edward T. Pratt III (3)             1998   423,860   170,208        -              150,000              4,000
  President and Chief Operating     1997   423,840   228,476        -              150,000              3,500
  Officer of the Company            1996   426,167         -        -              150,000              1,980

Edward T. Pratt, Jr. (3)            1998   323,425    73,012        -                 -                 4,000
 Vice President, Treasurer and      1997   324,312   101,545        -                 -                 3,500
 Vice Chairman of the Board of      1996   325,891      -         18,500              -               171,150
  the Company

William D. Pratt (3)                1998   293,373    73,012        -                 -                11,240
 Executive Vice President,          1997   294,195   101,545        -                 -                11,547
 Secretary and General Counsel      1996   295,811      -         14,000              -               215,208
 of the Company

Paul C. Yates (4)                   1998   164,113    75,000        -              150,000               -
  Executive Vice President and      1997      -         -           -                 -                  -
  Chief Financial Officer of the    1996      -         -           -                 -                  -
   Company

__________________________

(1) Represents directors' fees for service as a director to a subsidiary of GBCC.

(2) Includes matching contributions by the Company to The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan on behalf of the named executive officer. See also "Employee Retirement Savings Plan" below. Amounts set forth above for Jack E. Pratt, Edward T. Pratt, Jr. and William
    D. Pratt also include pension benefit accruals on their behalf. See also "Employment Contracts" below.

(3) Jack E. Pratt held and Edward T. Pratt, Jr., William D. Pratt and Edward T. Pratt III concurrently hold the positions as officers of GBCC described under the captions "Election of Directors" and "Management." Through September 1998, GBCC reimbursed the Company in accordance with overhead allocation agreements for that portion of salary, bonus and other compensation which related to services provided to GBCC. Effective October 1, 1998, GBCC pays HCC a monthly services fee which approximates its portion of shared overhead costs.

(4) Mr. Yates began his employment in May 1998 and, therefore, the amounts reflected above represent only the period from the commencement of his employment through the end of the year.



                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table contains information concerning the grant of stock options under the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan") to the named executive officers. No grants of stock options under the Hollywood Casino Corporation 1992 Stock Option Plan (the "1992 Plan") were made to the named executive officers during the fiscal year ended December 31, 1998.

                                               OPTION GRANTS IN LAST FISCAL YEAR

                                                      Individual Grants                        Potential Realizable
                             ---------------------------------------------------------------     Value at Assumed
                                             % of Total                                         Annual Rates of Stock
                                             Options                    Market                  Price Appreciation
                              Options/      Granted to      Exercise   Price on                  for Option Term
                                SAR's        Employees      or Base    Date of    Expiration   ---------------------
   Name                      Granted (a)   in Fiscal Year    Price      Grant        Date         5%          10%
   ----                      -----------   --------------  --------    --------   ----------   ---------   ---------
Jack E. Pratt                    150,000         31.9      $   1.75    $   1.75      6/19/03   $  72,524   $ 160,259
Edward T. Pratt III              150,000         31.9          1.75        1.75      6/19/03      72,524     160,259
Edward T. Pratt, Jr.                -              -            -           -            -          -           -
William D. Pratt                    -              -            -           -            -          -           -
Paul C. Yates                    150,000         31.9          1.91        1.91      5/11/08     179,825     455,711

_____________________

(a) Options were granted "at market" on the date of grant and first become exercisable six months from the date of grant for Jack E. Pratt and Edward
    T. Pratt III. The options granted to Mr. Yates were awarded on May 11, 1998 and become exercisable as follows: 50,000 shares on the first anniversary of the date of grant, 34,000 shares two years after such date, an additional 33,000 shares three years after such date and the remaining 33,000 shares four years after such date.

   Option Exercises and Holdings

   The following table provides information, with respect to the named executive officers, concerning options outstanding under the 1992 Plan and the 1996 Plan during the last fiscal year and unexercised options held as of the end of the fiscal year:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                            1992 PLAN AND 1996 PLAN
                            -----------------------

                                                                                                      Value of Unexercised
                                                                                                     In-the-Money Options at
                                                                                                     FY-End (Market Price of
                                         Value Realized               Number of Unexercised          Shares at FY-End ($1.03)
                           Shares        (Market Price at               Options at FY End             Less Exercise Price)
                          Acquired        Exercise Less           -----------------------------    --------------------------
         Name            on Exercise    Exercise Price)           Exercisable     Unexercisable    Exercisable  Unexercisable
         ----           -------------   ---------------           -----------     -------------    -----------  -------------
Jack E. Pratt.........            -     $          -                  450,000              -       $      -     $      -
Edward T. Pratt III...         40,008            64,989               450,000              -              -            -
Edward T. Pratt, Jr...            -                -                     -                 -              -            -
William D. Pratt......            -                -                     -                 -              -            -
Paul C. Yates.........            -                -                     -              150,000           -            -

   On June 19, 1998, the Board of Directors of the Company approved the repricing of all options granted to non-employee directors of the Company prior to January 1, 1998. The exercise price on such options was reset at $1.75 per share, the market value of the Company's stock at the date of the repricing.
All of the options repriced remained fully vested. The following table presents certain information concerning the repricing of options to all executive officers and directors of the Company since its inception.

                        TEN YEAR OPTION REPRICING TABLE

                                                                                      Length of
                                     Number of                                        Original
                                     Securities  Market Price Exercise               Option Term
                            Date     Underlying   of Stock    Price at      New       Remaining
                            of        Options     at Time     Time of     Exercise   at Date of
         Name            Repricing    Required  of Repricing  Repricing    Price      Repricing
----------------------  ------------  --------  ------------  ---------  ----------  -------------
James A. Colquitt            6/19/98    10,000         $1.75      $6.25       $1.75  8 yr.
James A. Colquitt            6/19/98     2,500          1.75       3.88        1.75  8 yrs., 7 mo.
Theodore H. Strauss          6/19/98    10,000          1.75       6.25        1.75  8 yr.
Theodore H. Strauss          6/19/98     2,500          1.75       3.88        1.75  8 yr., 7 mo.
Oliver B. Revell III         6/19/98    10,000          1.75       2.81        1.75  9 yr., 3 mo.

     Employment Contracts

     Jack E. Pratt, Chairman of the Board and Chief Executive Officer of the Company, Edward T. Pratt, Jr., Vice Chairman of the Board, Vice President and Treasurer of the Company, and William D. Pratt, Executive Vice President, Secretary and General Counsel of the Company, are under employment contracts with the Company and have provided services to GBCC under intercompany service and allocation agreements ratified by the non-interested directors of the respective Boards of Directors. Their employment contracts were executed during October 1989 and originally expired on September 30, 1992, but have subsequently been extended by amendment through December 31, 2001 with respect to Jack E. Pratt and to December 31, 2000 with respect to Edward T. Pratt, Jr. and William
D. Pratt. Services to GBCC continue to be provided pursuant to intercompany service agreements. The terms of the contracts may be extended again by mutual agreement of the parties and the extended term, or any further extension thereof, will be followed immediately by a four-year period as consultants to the Company. Upon expiration of the consulting term, each of the Pratt Brothers will be entitled to receive a lifetime pension benefit and his designated beneficiary is entitled to receive a death benefit, throughout the term of the employment, consulting and pension benefit periods.

     The terms of the employment contracts provide for an annual base salary in the first year for Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt of $350,000, $223,000 and $191,000, respectively, subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company. Compensation under the consulting and pension benefit provisions of the employment contracts of each of the Pratt Brothers will be 75% of the average of his three highest annual salaries during the employment term of the contract. The death benefit is derived by multiplying each Pratt Brother's highest annual salary during his employment term by 50%; such benefit will be paid annually to his designated beneficiary for a period of ten years after his death. The estimated annual pension benefit payable to Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt is currently $484,000, $244,000 and $221,000, respectively.

     Edward T. Pratt III, President and Chief Operating Officer of the Company, is under an employment contract dated as of May 1, 1996 in such capacities continuing through April 30, 2000 unless sooner terminated by either party. The terms of Mr. Pratt's agreement provide for a minimum annual base salary effective January 1, 1996 of $425,000, subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company. In the event of a change in control of the Company, the agreement provides that if Mr. Pratt's employment were to be terminated, he would receive the greater of the remaining compensation under his employment contract or three times his then annual base salary, payable in a lump sum or in equal monthly installments over the applicable period.

     Paul C. Yates, Executive Vice President and Chief Financial Officer of the Company, serves in such positions under an employment contract dated as of May 11, 1998 and continuing, unless sooner terminated, until May 10, 2000. The expiration date of the contract is then subject to an automatic one-year renewal unless either party provides 90-days notice not to renew. The terms of Mr. Yates agreement provide for a minimum annual base compensation of $250,000. In addition, Mr. Yates participates in Company incentive bonus plans; however, the employment agreement provides for a minimum annual bonus of $75,000. In the event of a change in control of the Company, the agreement provides that if Mr. Yates' employment were to be terminated, he would receive the remaining compensation and minimum bonus under his employment agreement payable in a lump sum or in equal monthly installments over the applicable period.

     Stock Option Plans

     The Hollywood Casino Corporation 1996 Long-Term Incentive Plan.  During
     --------------------------------------------------------------
1996, the stockholders of the Company approved the adoption of the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan"). The Company has reserved 3,000,000 shares of its Class A Common Stock for grants of nonqualified stock options, stock options qualified for special tax treatment under the Internal Revenue Code and restricted stock awards (collectively, "awards") to employees of the Company and its subsidiaries.

     Awards under the 1996 Plan, together with the exercise price, vesting schedule and restrictions and conditions, if any, are determined by a Committee of the Board of Directors of the Company. However, any common stock acquired as a result of an award to a director, executive officer or 10% or greater stockholder of the Company must be held by that participant for at least six months from the date of the award, unless the Committee determines that a disposition would not violate the federal securities laws. The exercise price must be at least 100% (or at least 110% in the case of incentive stock options granted to certain employees who own greater than 10% of the outstanding Common Stock of the Company) of the fair market value of the Common Stock on the date of grant and may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise.

     No participant in the 1996 Plan may currently receive awards during any fiscal year covering an aggregate of more than 150,000 shares of Common Stock. Shareholders are being asked in this proxy to approve an amendment to the 1996 Plan increasing the maximum number of shares that may be awarded to a participant during any fiscal year to 500,000 (see "Proposal to Approve an Amendment to the Hollywood Casino Corporation 1996 Long-Term Incentive Plan"). The grant of incentive stock options is also subject to a $100,000 calendar year limit. Upon termination of a participant's employment for any reason, the participant will forfeit the nonvested portions of all awards he or she holds. Awards which have not yet vested are not transferable or assignable other than by will, by the laws of descent and distribution, or as otherwise allowed by the 1996 Plan. The 1996 Plan also provides that in the event of a "Change in Control", as such term is defined in the 1996 Plan, all unmatured installments of awards will become fully accelerated and exercisable in full.

     The Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan.
     ----------------------------------------------------------------------
During 1996, the stockholders of the Company approved the adoption of the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the "Directors' Plan"). The Company has reserved 150,000 shares of its Class A Common Stock for grants of nonqualified stock options to directors who are not employees of the Company ("outside directors") in order to attract and retain such individuals and encourage their performance.

     Under the Directors' Plan, an option to purchase 10,000 shares of Common Stock was granted to each outside director upon adoption of the Directors' Plan in 1996. Each person becoming an outside director subsequent to adoption of the Directors' Plan will automatically receive an option to purchase 10,000 shares on the date that person becomes a director. Additionally, outside directors will receive a nonqualified option to purchase 2,500 shares of Common Stock on January 15 of each year. The exercise price for all options under the Directors' Plan is 100% of the fair market value of the Common Stock on the date of grant and may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. An outside director may also elect to receive all or part of his or her retainer fee in the form of Common Stock of the Company based on the market value of the Common Stock as of the end of the period for which such fee applies. Common Stock received in lieu of a retainer fee is fully vested upon receipt.

     Options granted under the Directors' Plan extend for ten years from and may be exercised any time after six months from the date of grant. Upon termination of a participant's service as a director due to death or total disability, outstanding options may be exercised for a period of 12 months after such termination unless the original expiration date of the option is sooner. Upon termination of a participant's service as a director for reason of retirement, outstanding options may be exercised for a period of three months after such retirement. Options granted under the Directors' Plan are not transferable or assignable other than by will, by the laws of descent and distribution, or as otherwise allowed by the Directors' Plan.

     The 1992 Hollywood Casino Corporation Stock Option Plan.  During 1992, the
     -------------------------------------------------------
Company reserved 1,197,000 shares of Class B Common Stock for the purpose of establishing the Hollywood Casino Corporation 1992 Stock Option Plan (the "1992 Plan") for its key executives. After the consummation of the Company's initial public offering in June 1993 all stock options outstanding under the 1992 Plan became exercisable for Class A Common Stock and any options granted under the 1992 Plan after that date are to purchase Class A Common Stock.

     Options granted under the 1992 Plan vest in equal annual installments over a period of three years. In the event of the death, disability or retirement of a participant in the 1992 Plan, the participant's options will accelerate and be exercisable in full. If the participant's employment with the Company is terminated for cause (as defined in the 1992 Plan), the options held by that participant shall automatically terminate. Options granted under the 1992 Plan are not assignable except by will, the laws of descent and distribution or pursuant to qualified domestic relations order. The 1992 Plan provides that if any person or group (other than certain members of the Pratt family) becomes the beneficial owner of 51% or more of the total voting power of each class of the Company's capital stock (subject to certain exceptions), the vesting of all outstanding options will accelerate and be exercisable in full. The exercise of incentive stock options granted under the 1992 Plan is subject to a $100,000 calendar-year limit for each option holder based on the fair market value of the Company's Common Stock at the time the option was granted. The exercise price of options granted under the Company Plan may be paid in cash or in shares of Class A Common Stock valued at fair market value on the date of exercise.

     Employee Retirement Savings Plan

     During 1993, the Company adopted The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan (the "Savings Plan"), a qualified defined contribution plan for the benefit of all of the Company's employees who satisfy certain eligibility requirements. The Savings Plan is qualified under the requirements of section 401(k) of the Code allowing participating employees to benefit from the tax deferral opportunities provided therein. All employees of the Company who have completed one year of service, as defined, and who have attained the age of 21, are eligible to participate in the Savings Plan.

     The Savings Plan provides for a matching contribution by the Company based upon certain criteria, including levels of participation by the Company's employees. The Company accrued matching contributions totaling approximately $778,000 for the year ended December 31, 1998.

     Compensation Committee Interlocks and Insider Participation

          The Compensation Committee of the Board of Directors of the Company is comprised of William D. Pratt, James A. Colquitt and Theodore H. Strauss. Mr. Pratt also serves as an executive officer of the Company and as an executive officer and director of GBCC. Mr. Strauss is senior managing director of Bear, Stearns & Co. Inc.; it is anticipated that Bear, Stearns & Co. Inc. will perform services on behalf of the Company in the current year.

                     REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee believes that the Company's continued growth in the casino industry is directly attributable to the caliber and commitment of its officers, senior management and key operational managers. Attracting and retaining executives capable of sustaining and managing the Company's growth over the long term are fundamental to building stockholder value and are among the Company's highest priorities. As a reflection of such high priority, the Company retained the Performance and Compensation Management Consulting Practice of KPMG Peat Marwick (the "Consultant") in 1995 and 1996 to conduct a review and analysis of the Company's executive compensation policy and provide the Company with recommendations for such policy (the "Consultant's Report").

     It is the Compensation Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of Company compensation polices. The Compensation Committee also reviews and approves all salary arrangements and other recommendations for executives, evaluates executives' performance, and considers other matters.

     The Consultant's recommendations contained in the Consultant's Report affirmed the Company's existing executive compensation policy that executive compensation should consist of three components: a base salary commensurate with each executive's respective scope of responsibilities and level of personal performance and competitive with the base salary offered to executives of similar caliber and responsibilities in comparable gaming companies and other relevant industries; an annual incentive compensation program rewarding exceptional financial and operational performance as measured against predetermined criteria and taking into account prevailing operational, financial, competitive, regulatory and other constraints; and a stock option program tying executive compensation to long-term share price appreciation.

     Adjustments to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values; continuing management training and development; improving quality; developing relationships with customers, suppliers and employees; demonstrating leadership abilities among coworkers; and other goals.

     The 1998 executive incentive compensation plan of the Company (the "1998 Incentive Compensation Plan"), which was approved by the independent members of the Compensation Committee effective as of March 5, 1998, promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve Company, business unit and individual performance goals. The 1998 Incentive Compensation Plan provides that a bonus will be awarded to certain key executives of the Company and its subsidiaries designated by management if certain specific pre-determined company or business unit financial goals set by management at the beginning of the fiscal year 1998 are achieved by such executives during the fiscal year 1998. Notwithstanding the foregoing, (i) except as provided in item (ii) below, no bonus payouts will be made under the 1998 Incentive Compensation Plan if any minimum threshold performance goal set by management is not achieved, (ii) the Compensation Committee may award a bonus to a participant in the 1998 Incentive Compensation Plan in amounts not to exceed 25% of annual base salary if the performance goal is not met due to circumstances beyond the reasonable control of such participant and the Compensation Committee determines that such a bonus is merited, (iii) the President and Chief Operating Officer of the Company may recommend to the Compensation Committee, and the Compensation Committee may award, certain discretionary bonuses to certain participants based upon such participants' contributions on significant special projects and (iv) maximum bonus payouts will be 200% of targeted payouts for superior performance relative to target forecast numbers. The targets established in the 1998 Incentive Compensation Plan are considered by the Compensation Committee to be achievable, but to require stretch performance from each executive.

     Long-term incentives are provided to executives pursuant to the Company's stock option plans. In 1996 the Board of Directors of the Company adopted, and the stockholders of the Company ratified, the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Long-Term Incentive Plan"). The 1996 Long-Term Incentive Plan is administered by a committee (the "Plan Committee") consisting of Messrs. James A. Colquitt and Theodore H. Strauss who are also members of the Compensation Committee. The purpose of the 1996 Long-Term Incentive Plan is to attract and retain key executives by the grant of awards to such executives (such as stock options and restricted stock) which provide them with proprietary interest in the Company which will only appreciate in value if the price of the stock of the Company increases. The Plan Committee's objective is to provide executives with long-term incentive award opportunities that are on par with grants made within the Company's industry and are reflective of performance. Long-term incentive award guidelines have been developed based on the same method used in establishing bonus award guidelines. Practices of comparable companies have been adapted for use at the Company with the actual percent granted varying by position within the Company.

     The Compensation Committee believes that the compensation program for the executives of the Company is comparable with the compensation program provided by comparable companies and serves the best interests of the stockholders of the Company. The Compensation Committee also believes that performance pay is appropriately linked to individual performance, annual financial performance of the Company and stockholder value.

     Mr. Jack E. Pratt is Chairman of the Board and Chief Executive Officer of the Company and also previously served as Chairman of the Board and Chief Executive Officer of Greate Bay Casino Corporation ("GBCC") which, prior to December 31, 1996, was a direct approximately 80% owned subsidiary of the Company, until his resignation from his positions with GBCC on January 2, 1998. Mr. Pratt holds his positions with the Company and held his positions with GBCC pursuant to an employment agreement with GBCC dated as of September 21, 1989, as amended (the "Pratt Employment Agreement"), which the Company assumed effective as of January 1, 1996 and which is described in the Company's Form 10-K for the fiscal year ended December 31, 1998. The expiration date of the Pratt Employment Agreement is December 31, 2001. Through September 1998, in accordance with certain services agreements between the Company and subsidiaries of GBCC (the "Services Agreements"), GBCC reimbursed the Company for that portion of bonus, salary and other compensation which related to services provided to GBCC and its subsidiaries. Effective October 1, 1998, GBCC pays the Company a monthly services fee which approximates GBCC's portion of shared overhead costs in accordance with that certain Management and Administrative Services Agreement dated as of October 1, 1998, between the Company and GBCC.

     In light of previous decisions of the Board of Directors of the Company and its Compensation Committee, the minimum annual base salary of Mr. Pratt under the Employment Agreement was set at $645,000 effective as of January 1, 1996 and there have been no adjustments to such annual base salary since January 1, 1996. In accordance with the terms of the Services Agreements, the Company's portion of such annual base salary during 1998 was $541,046. Based on the computation of the 1998 operating results of the Company and the application of the methodology of the 1998 Incentive Compensation Plan to such 1998 operating results, the independent members of the Compensation Committee awarded a bonus to Mr. Jack E. Pratt in the amount of $170,208 on February 22, 1999. In addition, in order to encourage long-term performance, the Plan Committee awarded to Mr. Pratt under the 1996 Long-Term Incentive Plan (i) the grant of a non-qualified stock option to purchase 150,000 shares of the Class A Common Stock of the Company at the fair market value of such stock on June 19, 1998 (i.e., $1.75 per share) and (ii) the grant of a non-qualified stock option to purchase 450,000 shares of the Class A Common Stock of the Company at the fair market value of such stock on April 6, 1999 (i.e., $1.25 per share), subject to the ratification by the stockholders of the Company of an amendment to the 1996 Long-Term Incentive Plan increasing the maximum number of shares that may be awarded to a participant during any fiscal year from 150,000 to 500,000 shares.

     Federal income tax legislation has limited the deductibility of certain compensation paid to the Chief Executive Officer and covered employees to the extent the compensation exceeds $1,000,000. Performance-based compensation and certain other compensation, as defined, are not subject to the deduction limitation. It is not currently anticipated that any covered employee could earn annual compensation in excess of the one million dollar definition under existing or proposed compensation plans. The Company continually reviews its compensation plans to minimize or avoid potential adverse effects of this legislation. The Compensation Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation for deductibility if that appears appropriate at some time in the future.

     This report and the accompanying stock price performance graph are provided for general informational purposes only pursuant to regulations under the Securities Exchange Act of 1934. No information contained in this report or the accompanying graph shall be deemed to be filed in whole or in part for purposes under the Securities Act or the Securities Exchange Act of 1934, or incorporated by reference into any filing made thereunder.

                                    Compensation Committee


                                    Theodore H. Strauss, Chairman
                                    James A. Colquitt
                                    William D. Pratt

                            STOCK PRICE PERFORMANCE

     The graph set forth below compares the stock price performance of the Company with those of the Dow Jones Equity Market Index and the Dow Jones Index for the Casino Industry for the previous five years. The Company has not paid dividends over such period of time; however, the comparative equity market and industry data assumes reinvestment of dividends. The stock price performance shown below may not be indicative of future stock price performance. (Table substituted for graph).

                         Hollywood Casino Corporation
                            Stock Price Performance
                            (January 1, 1994 = 100)



                                       Hollywood
                      Equity  Casino    Casino
        Date          Index   Index   Corporation
--------------------  ------  ------  -----------
January 1, 1994        100.0   100.0        100.0
March 31, 1994          96.2    86.7         88.2
June 30, 1994           96.4    66.3         52.9
September 30, 1994     101.1    74.4         52.9
December 30, 1994      100.7    76.8         45.1
March 31, 1995         110.5    99.3         44.1
June 30, 1995          121.3   111.1         69.6
September 29, 1995     131.2   107.0         54.9
December 29, 1995      138.7   101.8         33.3
March 29, 1996         146.5   124.2         27.0
June 28, 1996          152.8   144.6         53.9
September 30, 1996     157.9   120.2         38.2
December 31, 1996      170.6   111.1         29.4
March 31, 1997         174.6    95.5         27.5
June 30, 1997          204.3   104.9         23.5
September 30, 1997     221.4   122.1         22.5
December 31, 1997      228.6    97.7         14.5
March 31, 1998         259.6   106.4         14.7
June 30, 1998          267.7    95.0         14.7
September 30, 1998     240.8    63.8         11.3
December 31, 1998      294.1    66.9          8.1

                         TRANSACTIONS WITH MANAGEMENT

     As a result of the distribution by the Company of the stock it owned in GBCC to the Company's stockholders on December 31, 1996, GBCC is no longer a consolidated subsidiary. GBCC, however, remains approximately 36% owned by the Pratt Family and GBCC and the Company have a number of common officers and directors.

     During 1990, the Company acquired approximately $38.8 million of unsecured notes (the "PCPI Notes") issued by PCPI Funding Corp., a subsidiary of GBCC. As part of a refinancing in February 1994, a newly formed subsidiary of GBCC issued approximately $40.5 million discounted principal amount of new deferred interest notes (the "PPI Funding Notes") in exchange for the $38.8 million principal amount of PCPI Notes held by the Company.

     It was anticipated that one of the Company's primary methods of collection with respect to the PPI Funding Notes would be through the utilization of tax net operating losses generated in prior years by GBCC. As GBCC is no longer a consolidated subsidiary for federal income tax purposes, this means of collection is no longer available to the Company. At December 31, 1998, the Company evaluated the collectability of the PPI Funding Notes. Such evaluation was based, in part, on the Company's determination of the potential for repayment of the PPI Funding Notes by means of the available cash and noncash assets of PPI Funding Corp. and its affiliates. Particular consideration was given to the filing for protection under Chapter 11 of the United States Bankruptcy Code by GBCC's most significant subsidiary on January 5, 1998. The Company concluded that a valuation allowance in the amount of $22.7 million was necessary to reduce the carrying amount of the PPI Funding Notes to their estimated realizable value of $12.3 million. Management anticipates that this balance will be realized through a combination of asset acquisitions and repayments from GBCC.

     Prior to distributing its approximate 80% interest in GBCC to its shareholders in 1996, the Company loaned funds to GBCC for various purposes. As of December 31, 1998, the outstanding balance on such borrowings was $6.8 million. Of the amounts borrowed, $250,000 was due on April 1, 1998 for which payment has not been received. Such borrowing from the Company continues to bear interest at the rate of 14% per annum, payable semiannually. The remaining $6.5 million was borrowed from the Company during 1996 on a demand basis with interest at the rate of 13 3/4% per annum payable quarterly commencing October 1, 1996. Interest receivable in connection with such borrowings amounted to $1.8 million at December 31, 1998. Payment of interest on borrowings from the Company is subject to the approval of New Jersey gaming authorities.

     Hollywood Casino - Aurora, Inc. ("HCA"), a wholly owned subsidiary of the Company, was organized for the purpose of developing and owning a riverboat gaming facility in Aurora, Illinois, (the "Aurora Casino") which commenced operations on June 17, 1993. As of April 1, 1997, a subsidiary of the Company acquired the general partnership interest in the limited partnership which holds the management contract on the Aurora Casino from a subsidiary of GBCC. As general partner, the Company receives 99% of the first $84,000 of net income earned by the partnership each month and 1% of any income earned above such amount. Distributions made to the GBCC subsidiary which retained the limited partnership interest amounted to $5.6 million during 1998. In exchange for the general partnership interest, the Company issued to the GBCC subsidiary a five-year note in the original amount of $3.8 million, assigned $7.6 million principal amount of PPI Funding Notes (see above) and assigned certain accrued interest receivable. The $3.8 million note is payable in monthly installments of $83,000, including interest at the rate of 14% per annum, commencing on May 1, 1997, with additional quarterly variable principal payments commencing on July 1, 1997 in an amount equal to the Company's share of quarterly cash distributions, as defined, from the limited partnership. The outstanding principal balance of the note was $2.8 million at December 31, 1998. The Company incurred interest expense on the note amounting to $439,000 during the year ended December 31, 1998.

     HWCC - Tunica, Inc. ("HCT"), a wholly owned subsidiary of the Company, completed construction of a dockside gaming facility in Tunica County, Mississippi (the "Tunica Casino") which commenced operations in August 1994. Pursuant to a ten-year consulting agreement with HCT, GBCC receives monthly consulting fees of $100,000.

     The Company and its subsidiaries share certain general and administrative costs with GBCC pursuant to a services agreement. Net allocated costs and fees charged to GBCC amounted to $1 million during the year ended December 31, 1998. A receivable in the amount of $179,000 in connection with such allocated costs and fees was due to the Company at December 31, 1998.

     A subsidiary of GBCC provides computer-related, marketing and other administrative services to the Company's casino facilities. The GBCC subsidiary has an agreement with the Tunica Casino through December 31, 1999. This agreement provides for the sale of computer hardware and information systems equipment and the licensing of software necessary to operate the facility. The Tunica Casino pays prices and fees in amounts and on terms and conditions that the subsidiary provides to unrelated third parties as well as a fixed license and consulting fee of $33,600 per month. The subsidiary is also reimbursed for its direct costs and expenses incurred under this agreement. The GBCC subsidiary also provides similar services and hardware to the Aurora Casino which it charges for direct costs and expenses. Total billings to the Company, including the two casinos, for such products and services amounted to $1.1 million during the year ended December 31, 1998. Payables to the GBCC subsidiary at December 31, 1998 totalled $109,000.

     As a result of revising the tax treatment for the spin-off of GBCC's stock to the Company's shareholders at December 31 1996, shareholders of the Company on the distribution date would also have been required to revise their method of reporting the distribution received on their separate federal income tax returns. The Company committed to assume the obligation for additional federal income taxes owed by its shareholders arising from the revised tax treatment. Consequently, the Company reached an agreement with the Internal Revenue Service to settle such obligations on behalf of its shareholders, exclusive of the Pratt Family, for $100,000 and to issue new tax reporting forms to the Pratt Family. Such forms will require the Pratt Family members to amend their federal income tax returns for 1996 resulting in substantial additional taxes and interest. The Company has agreed to reimburse the Pratt Family for these additional tax obligations which total approximately $790,000.

     In March 1999, the Company entered into an agreement in principle with GBCC and certain of its wholly owned subsidiaries, including PRT Funding Corp. ("PRT Funding") and Pratt Casino Corporation ("PCC"), and the holders of $85 million of senior notes currently in default which were issued by PRT Funding. Under the terms of the agreement, the Company would purchase the stock of PCC from GBCC for nominal consideration as part of a debt restructuring (the "Restructuring") of PRT Funding, PCC and other subsidiaries of PCC. Upon completion of the Restructuring, PCC's assets will consist of its limited partnership interest in a management contract for the Aurora Casino and a consulting agreement for the Tunica Casino. These assets will serve as collateral for $39.3 million of new notes to be issued by PCC to the holders of the senior notes as part of the Restructuring. The acquisition of PCC will also result in a charge to expense by the Company of approximately $39.3 million during 1999 as no asset value will be attributed to the management contract and consulting agreement when acquired.

     After the acquisition of PCC, the Company will have incurred additional debt and associated interest, but will no longer report a minority interest in the limited partnership which holds the Aurora management contract nor pay the Tunica consulting fee to a GBCC subsidiary. The minority interest and consulting fee expense totaled $7.7 million for the year ended December 31, 1998.

     The successful completion of the Restructuring is subject to the execution of definitive documents and will require that PCC and PRT Funding file for protection under Chapter 11 of the United States Bankruptcy Code with the above transactions included as part of a pre-negotiated plan of reorganization. Such plan will require approval of the bankruptcy court as well as by the various gaming regulatory organizations having jurisdiction over PCC and PRT Funding.


                    PROPOSAL TO APPROVE AN AMENDMENT TO THE
          HOLLYWOOD CASINO CORPORATION 1996 LONG-TERM INCENTIVE PLAN

     The Board of Directors adopted and the Company's stockholders approved the 1996 Plan during 1996. The Board of Directors voted to amend the 1996 Plan on March 9, 1999, subject to stockholder approval, to increase the maximum number of shares that may be granted to an individual under the 1996 Plan from 150,000 shares to 500,000 shares. This amendment to the 1996 Plan is being submitted to stockholders for approval because such approval is necessary under Section 162(m) of the Internal Revenue Code of 1986, as amended, in order for performance payments under the 1996 Plan to certain executive officers to be deductible by the Company for federal income tax purposes. Section 162(m) imposes a $1,000,000 limit on the deductibility of compensation paid to certain executive officers. Stockholder approval of the 1996 Plan will enable awards made under the Plan to be excluded in calculating the $1,000,000 limit. The full text of the proposed amendment to the 1996 Plan is attached to this Proxy Statement as Exhibit A.

Vote Required

     The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to adopt the proposed amendment to the 1996 Plan.

Recommendation

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE HOLLYWOOD CASINO CORPORATION 1996 LONG-TERM INCENTIVE PLAN.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee and subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed Deloitte & Touche LLP ("Deloitte & Touche") to serve as the independent public accountants of the Company for its fiscal year ending December 31, 1999. Deloitte & Touche was engaged by the Audit Committee of the Board of Directors during October 1998 to serve as independent public accountants for the Company for fiscal year 1998. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting to make a statement or to respond to questions. If the appointment of Deloitte & Touche is not ratified by the stockholders, the Board of Directors will appoint other independent public accountants based upon the recommendation of the Audit Committee.

     The affirmative vote of a majority of the votes cast on this proposal shall result in the ratification of the appointment of Deloitte & Touche.

     The Company filed a complaint on October 8, 1998 against Arthur Andersen LLP ("Andersen"), its former certifying accountants, and selected partners alleging negligent advice and breach of contract with respect to the tax consequences resulting from the spin off of the stock of GBCC to the Company's shareholders on December 31, 1996.

     In view of such litigation, the Audit Committee of the Company's Board of Directors voted on October 16, 1998 to terminate Andersen as its independent accountants. There were no disagreements with Andersen of the type which would require diclosure under Item 304 of Regulation S-K. Andersen's report on the consolidated financial statements of the Company for the past two years was unqualified.

Recommendation

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1999.

                                OTHER BUSINESS

     The Board of Directors is not aware of any other business that may properly be, or is likely to be, brought before the Annual Meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons appointed by your Proxy will vote your shares as they deem proper.


                             STOCKHOLDER PROPOSALS

     Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proposals for inclusion in the Company's proxy statement for consideration at its Annual Meeting of Stockholders by submitting proposals to the Company in a timely manner. In order to be included for the 2000 Annual Meeting, stockholder proposals must be received by the Company by January 14, 2000, and must otherwise comply with the requirements of Rule 14a-8.

                   COPIES OF THE ANNUAL REPORT ON FORM 10-K
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

     The Annual Report on Form 10-K covering the Company's year ended December 31, 1998, including audited financial statements, is enclosed with this Notice of Annual Meeting. The Form 10-K does not form any part of the materials for the solicitation of Proxies. The enclosed Form 10-K does not include all exhibits required to be filed with the Securities and Exchange Commission. However, these exhibits are listed in Part III of the Form 10-K and the Company will furnish to you, for a minimal charge, any exhibit upon written request. Written requests for exhibits should be directed to Investor Relations, Hollywood Casino Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              William D. Pratt, Secretary


April 28, 1999
Dallas, Texas



     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                                       Exhibit A

                THIRD AMENDMENT TO HOLLYWOOD CASINO CORPORATION
                         1996 LONG-TERM INCENTIVE PLAN
                         -----------------------------

   WHEREAS, Hollywood Casino Corporation (the "Company") established the Hollywood Casino Corporation 1996 Long-Term Incentive Plan effective June 12, 1996 and amended such Plan effective March 18, 1997 and effective June 19, 1998 (as so amended, the "Plan"); and

   WHEREAS, Article 11 of the Plan authorizes the Board of Directors of the Company to amend the Plan without the approval of the stockholders of the Company unless stockholder approval is necessary to comply with Section 162(m) of the Internal Revenue Code of 1986 or Rule 16b-3 (the "Rule") promulgated under Section 16(b) of the Securities Exchange Act of 1934; and

   WHEREAS, subject to the approval of the stockholders of the Company, the Board of Directors (the "Board") authorized the amendment of the Plan on March 9, 1999 to increase the maximum annual individual grants under the Plan from 150,000 shares to 500,000 shares of the Company's Class A Common Stock during any fiscal year; and

   WHEREAS, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Plan;

   WHEREAS, the stockholders of the Company ratified such amendment to the Plan on ________, 1999; and

   NOW, THEREFORE, effective as of March 9, 1999, the Corporation hereby amends the Plan as follows:

                                      I.

   Section 6.3 of the Plan is amended to read in its entirety as follows:

      "6.3 Maximum Individual Grants. No Participant may receive during any fiscal year of the Company Awards covering an aggregate of more than five hundred thousand (500,000) shares of Common Stock."

                                   * * * * *

   IN WITNESS WHEREOF, the Company has executed this Amendment this _____ day of ___________, 1999.

                                    HOLLYWOOD CASINO CORPORATION


                                 By:
                                    -----------------------------------------
                                    Name: Jack E. Pratt
                                    Title: Chairman of the Board and
                                             Chief Executive Officer
Attest:


-------------------------------
William D. Pratt, Secretary

                         HOLLYWOOD CASINO CORPORATION
                        Two Galleria Tower, Suite 2200
                            13455 Noel Road, LB 48
                             Dallas, Texas  75240

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Edward T. Pratt, Jr. and William D. Pratt as proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and vote as designated below, all of the shares of the Common Stock of Hollywood Casino Corporation (the "Company") held of record by the undersigned on April 16, 1999, at the Annual Meeting of Stockholders to be held on May 26, 1999, or any postponment or adjournment.

1. PROPOSAL TO ELECT AS CLASS III DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

    FOR ALL nominees listed below                  WITHHOLD AUTHORITY
    ___ (except as marked to the contrary below)   ___to vote for all nominees
                                                   below.

       Jack E. Pratt        Edward T. Pratt III    Theodore H. Strauss

   (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

   _______________________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1999.

             ______ FOR      ______ AGAINST      ______ ABSTAIN

 -------------------------------------------------------------------------------
                        (please sign on the other side)

3. PROPOSAL TO APPROVE THE AMENDMENT TO THE HOLLYWOOD CASINO CORPORATION 1996 LONG-TERM INCENTIVE PLAN.

             ______ FOR      ______ AGAINST      ______ ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR THE ACTIONS UNDER PROPOSALS 2 AND 3.

                                       Dated:____________________________, 1999


                                       -----------------------------------------
                                                       Signature


                                       -----------------------------------------
                                                Signature if Held Jointly

Please execute this Proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.